EX.99.h.1

ETF Agency Services Agreement – August 2021

AGENCY SERVICES AGREEMENT

THIS AGENCY SERVICES AGREEMENT made as of the day 26th of January , 2022 by and between DOUBLELINE ETF TRUST, a Delaware statutory trust and registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), with offices at 2002 North Tampa Street, Tampa, FL 33602 (the “Trust”), acting solely with respect to each of its series listed on exhibit A (each series a “Fund” or an “ETF Series”), and JPMORGAN CHASE BANK, N.A. a national banking association with a place of business at 383 Madison Avenue, New York, New York 10017 (“J.P. Morgan”).

PREMISE

J.P. Morgan, in its capacity as custodian of the Trust has been engaged to provide custody services to the Trust and its various portfolios pursuant to the terms of a Custody Agreement dated as January 26th 2022, (the “Custody Agreement”). The Trust intends to issue in respect of the Funds an exchange-traded class of shares known as “ETF Shares” for each ETF Series. The ETF Shares shall be created in bundles called “Creation Units.” The Trust, on behalf of the ETF Series, shall create and redeem ETF Shares of each ETF Series only in Creation Units principally in kind for portfolio securities of the particular ETF Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of the Trust, included in its registration statement on Form N-1A; and as authorized under Rule 6c-11 of the 1940 Act or exemptive orders granted by the Securities and Exchange Commission. Only brokers or dealers that are Authorized Participants and that have entered into an Authorized Participant Agreement with the Distributor, shall be authorized to create and redeem ETF Shares in Creation Units from the Trust either directly, or, in the case of semi-transparent ETF Series, through a Authorized Participant Representative (“APR”). The Trust wishes to engage J.P. Morgan to perform certain services on behalf of the Trust with respect to the creation and redemption of ETF Shares, as the Trust’s agent, namely: to provide transfer agent services for ETF Shares of each ETF Series; to act as Index Receipt Agent (as such term is defined in the rules of the NSCC) with respect to the settlement of trade orders with Authorized Participants; to provide order taking services for creations and redemptions of Creation Units; and to provide custody services under the terms of the Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for ETF Shares and the redemption of ETF Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series.

NOW THEREFORE, in consideration of the promises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Trust and J.P. Morgan agree as follows:

1. DEFINITIONS. The following terms as used in this Agreement shall have the meanings as set forth below:

Agreement: means this Agency Services Agreement.

AML/Sanctions Requirements: means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

Applicable Law: means any applicable statute, including the 1940 Act, the Investment Advisers Act of 1940, the Securities Act of 1933, as amended (the “1933 Act”) and the Securities Exchange Act of 1934, as amended, as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

Authorized Participant: means a broker or dealer that is a DTC participant and that has executed an Authorized Participant Agreement with the Distributor for the creation and redemption of Creation Units and with respect to semi-transparent ETF Series, includes an Authorized Participant Representative.

Authorized Participant Agreement: means the agreement between the Distributor, and a broker or dealer that is a DTC Participant governing the creation and redemption of Creation Units, and which is acknowledged by J.P. Morgan acting in its capacity as Index Receipt Agent and, if applicable, as Order Taker.

ETF Agency Services Agreement – August 2021

Authorized Participant Representative: means a broker-dealer with which an Authorized Participant has signed an agreement to establish a confidential account for the benefit of such Authorized Participant through which the Authorized Participant may effect creations and redemptions of ETF Shares.

Authorized Person: means any person who has been designated by written notice from the Trust (or by any agent designated by the Trust, including, without limitation, an Investment Adviser), to act on behalf of Trust hereunder, any person who has received a User Code from the Trust, or any person authorized by the Trust to receive a User Code from J.P. Morgan. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives Instructions from the Trust (or its agent) that any such person is no longer an Authorized Person.

Balancing Amount: means an amount of cash equal to the difference between the net asset value of a Creation Unit and the market value of the Deposit Securities (in the case of an creation) or the market value of the Redemption Securities (in the case of a redemption). For the creation of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable to the ETF Series by the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable by the ETF Series to the Authorized Participant. For redemptions of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable by the ETF Series to the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable to the ETF Series by the Authorized Participant.

Cash Account: means any cash account established and maintained by J.P. Morgan pursuant to the Custody Agreement for any and all cash in any currency received by or on behalf of the J.P. Morgan for the account of the Trust or a Fund.

Cash Component: means an amount of cash consisting of the Balancing Amount and a Transaction Fee.

Clearing Process: means CNS, the NSCC clearing and settlement process for the creation and redemption of Creation Units for securities in kind.

CNS: means the Continuous Net Settlement System of NSCC

Confidential Information: means all non-public information concerning the Trust which J.P. Morgan receives in the course of providing Services under this Agreement. Nevertheless, the term Confidential Information does not include (i) information that is or becomes available to the general public other than as a direct result of J.P. Morgan’s breach of the terms of this Agreement, (ii) information that J.P. Morgan develops independently without using the Trust’s confidential information, (iii) information that J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to the Trust with respect to that information, or (iv) information that the Trust has designated as non-confidential or consented be disclosed.

Creation Deposit: means the consideration for the creation of a Creation Unit consisting of Deposit Securities and the Balancing Amount.

Creation Unit: means a large block of a specified number of ETF Shares that makes up one unit of the ETF Series, as specified in the Prospectus. A Creation Unit is the minimum number of ETF Shares that may be created or redeemed at any one time.

Custodian: means J.P. Morgan acting in the capacity as securities custodian for the Trust.

Deposit Securities: means with respect to each business day the designated basket of securities that will generally be tendered to an ETF Series by an Authorized Participant to create one or more Creation Units of that Fund’s ETF Shares.

Distributor: means the party identified as distributor in the Prospectus that may sign the Authorized Participant Agreement.

DTC: means The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York.

DTC Participant: means a “participant” as such term is defined in the rules of DTC.

DTC Participant Account: means an “account” as such term is defined in the rules of DTC.

ETFs: means exchange-traded funds

ETF Agency Services Agreement – August 2021

ETF Series: means the series of the Trust that are listed on Exhibit A hereto, as amended from time to time.

ETF Shares: means the shares of each ETF Series.

Fund Administrator: means J.P. Morgan or such other party as appointed by the Trust to act in the capacity as provider of fund administration services to the Funds.

Governing Documents: means, as applicable, the certificate of incorporation, bylaws, memorandum of association and articles of association, certificate of formation, limited partnership agreement, limited liability company agreement, investment management agreement or other governing documents of the Trust, as amended from time to time

Index Receipt Agent: means J.P. Morgan acting in the capacity as “index receipt agent,” as such term is defined in the rules of NSCC, for the Trust.

Information Provider: means any person (including a J.P. Morgan Affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market reference data derivative prices, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan in connection with the Services (including index return providers, security characteristics providers, and value-at-risk providers).

Instructions: means an instruction, whether or not in fact authorized, that has been verified in accordance with the Security Procedure or, if no Security Procedure is applicable, that J.P. Morgan believes in good faith to have been given by an Authorized Person. To the extent that a J.P. Morgan employee believes any such Instruction is not in fact authorized, it shall investigate its propriety before proceeding to processing it.

Intellectual Property Rights: means any and all rights arising under or deriving from any patent, copyright, trademark, trade secret or other form of intellectual property in the United States and throughout the world, including any application or right to apply for registration of, or assert or waive, any such rights.

Investment Adviser: means any person or entity appointed as investment adviser, investment manager, general partner, or managing member of the Funds, or in a similar capacity, in accordance with the Governing Documents.

Investment Decisions: means decisions in relation to buying, selling or holding any investment, engaging or removing an investment manager, emulation, rebalancing, asset allocation, hedging, treasury or risk management, or any other trading or investment decision.

J.P. Morgan Affiliate: means an entity controlling, controlled by, or under common control with, J.P. Morgan.

J.P. Morgan Indemnitees: means J.P. Morgan, J.P. Morgan Affiliates, and their respective nominees, directors, officers, employees and agents.

Liabilities: means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s own income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred).

NSCC: National Securities Clearing Corporation, a clearing agency that is registered with the SEC.

Offering Documents: means, as applicable the Registration Statement, Prospectus, offering memorandum, and any other offering documentation of the Trust as supplemented, updated or amended from time to time.

Order Taker: means J.P. Morgan or such other party as appointed by the Trust to act in the capacity as order taker of the Funds.

Outside the Clearing Process: means processing creation and redemption orders concerning Creation Units, Deposit Securities, and Redemption Securities for settlement outside of CNS, including settlement though DTC.

Prospectus: means, as applicable, the Trust’s, ETF Series’ or Funds’ prospectuses and/or statements of additional information, and any amendments and supplements thereto, as in effect and as amended and supplemented from time to time.

Redemption Securities: means the designated basket of securities provided by the Trust to an Authorized Participant

ETF Agency Services Agreement – August 2021

redeeming a Creation Unit. On any given day, the Redemption Securities may or may not be identical to the Deposit Securities.

Registration Statement: means the registration statement on Form N-1A of the Trust, filed under the 1933 Act and the the 1940 Act, as amended or supplemented, updated or amended from time to time.

Reports: means the reports issued by J.P. Morgan in connection with the provision of the Services.

SEC: means the U.S. Securities and Exchange Commission.

Security Procedure: means the applicable security procedure to be followed by the Trust (and its Authorized Persons) and/or by J.P. Morgan, so as to enable J.P. Morgan to verify that an instruction is authorized. The applicable Security Procedure for different types of instructions may be set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon notice to the Trust. A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities. For the avoidance of doubt, a SWIFT message issued in the name of the Trust through any third party utility that J.P. Morgan has approved as a utility through which Instructions may be provided hereunder shall be deemed to have been verified through a Security Procedure.

Services: is as defined in Section 5 of this Agreement.

Shareholder: means DTC or its nominee. A single global certificate for each ETF Series will be created in the name of DTC or its nominee. DTC or its nominee shall be the sole registered holder of ETF Shares of each ETF Series.

Transaction Fee: means a transaction fee imposed by the Trust and payable by the Authorized Participant in connection with the creation or redemption of Creation Units.

Transfer Agent: means J.P. Morgan acting in the capacity as transfer agent for the ETF Shares of each ETF Series of the Trust.

User Code: means a password digital certificate, identifier (including biometric identifier), security device, algorithm, encryption or other similar procedure used to access J.P. Morgan’s systems, applications or products or to issue Instructions to J.P. Morgan.

2.

APPOINTMENT. The Trust hereby appoints J.P. Morgan to provide services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the “Board”), on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES.

(a)	J.P. Morgan represents and warrants to the Trust that:

(i)	J.P. Morgan is a national bank duly organized and existing as a banking association under the laws of the United States;

(ii)	J.P. Morgan is duly qualified to carry on its business in the State of New York;

(iii)	J.P. Morgan is empowered under Applicable Law and by its charter and by-laws to enter into and perform the services described in this Agreement;

(iv)	J.P. Morgan is a transfer agent registered with the SEC; and

(v)	all requisite corporate action has been taken to authorize J.P. Morgan to enter into and perform this Agreement.

(b)	The Trust represents and warrants to J.P. Morgan that:

(i)	the Trust is duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	the Trust is empowered under Applicable Law and by its charter document and by-laws to enter into and perform this Agreement;

ETF Agency Services Agreement – August 2021

(iii)	all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;

(iv)	the Trust is an open-end management investment company properly registered under the 1940 Act;

(v)

a Registration Statement has been filed and shall be effective and shall remain effective during the term of this Agreement, and all necessary filings under the laws of the states shall have been made and shall be current during the term of this Agreement;

(vi)

no legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement, other than as described in the Registration Statement;

(vii)

the Registration Statement complies in all material respects with the 1933 Act and the 1940 Act and none of the Prospectuses contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

(viii)	the Trust’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or Applicable Law.

4.	DELIVERY OF DOCUMENTS.

The Trust shall promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or require to properly discharge its duties. Such documents may include but are not limited to the following:

(a)	resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Trust;

(b)	the Trust’s charter documents;

(c)	the Trust’s by-laws;

(d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC;

(e)	the Trust’s Registration Statement, as filed with the SEC;

(f)	opinions of counsel regarding the Trust’s securities creation and auditors’ reports;

(g)	the Prospectus relating to all funds, series, portfolios and classes, as applicable;

(h)	the Trust’s annual and semi-annual reports for the current year and annually while this Agreement is in effect; and

(i)	such other agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

5.	SERVICES PROVIDED.

J.P. Morgan shall provide the following services (the “Services”) subject to the control, direction and supervision of the Board and its designated agents and in compliance with the objectives, policies and limitations set forth in the Registration Statement, charter document and by-laws; Applicable Law and regulations; and all resolutions and policies implemented by the Board:

(a)	Transfer Agency Services described in Schedule A to this Agreement;

(b)	Index Receipt Agent Services described in Schedule B to this Agreement;

(c)	Order Taking Services described in Schedule C to this Agreement; and

(d)	such other services in connection with ETF Shares as the parties may mutually agree in writing.

ETF Agency Services Agreement – August 2021

6.	FEES AND EXPENSES.

(a)

As compensation for the Services rendered to the Trust pursuant to this Agreement the Trust shall pay, or direct its agent to pay, J.P. Morgan the fees as may be agreed upon in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses. As provided in the Trust’s governing instrument, the debts, liabilities, obligations and expenses incurred in connection with J.P. Morgan’s services with respect to a particular Customer shall be enforceable against the assets of such Customer only, and not against the assets of the Trust generally, any other Customer or other series of the Trust or any trustee of the Trust or shareholder of the Customer.

(b)

J.P. Morgan may request and the parties agree to negotiate in good faith reasonable amendments to the fees at any time should there be a change in Applicable Law that results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, as set forth in further detail in Section 19 hereof.

(c)

Invoices will be payable within thirty (30) days of the date of the Trust’s receipt of the invoice. If the Trust disputes an invoice, it shall nevertheless pay, on or before the date that payment is due, such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced that are at least ninety (90) days overdue from the Cash Account except such portion of the invoice that the Trust has objected to in writing within thirty (30) days of the date of invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts, other than amounts withheld pursuant to a bona fide dispute, from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

7.	INSTRUCTIONS.

7.1	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)

The Trust authorizes J.P. Morgan to accept and act upon any Instructions received by it without inquiry. The Trust is solely responsible for the accuracy and completeness of Instructions, their proper delivery to J.P. Morgan, for updating such Instructions as may be necessary to ensure continued accuracy and completeness, and for monitoring their status. J.P. Morgan will not be responsible for any Liabilities resulting from the Trust’s failure to perform these responsibilities.

(b)

The Trust will indemnify J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction or other directions upon which J.P. Morgan is authorized to rely under the terms of this Agreement, except to the extent that such Liabilities are caused by the fraud, negligence or willful misconduct of the J.P. Morgan Indemnitees in the manner in which it carries out such Instruction or direction.

(c)

To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan.

(d)

J.P. Morgan shall promptly notify an Authorized Person, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive missing information, clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive such missing information, clarification or confirmation satisfactory to it.

ETF Agency Services Agreement – August 2021

7.2	Verification and Security Procedure.

(a)	J.P. Morgan and the Trust shall comply with any applicable Security Procedure to permit J.P. Morgan to verify the authenticity of Instructions.

(b)

The Trust acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, instructions. The Trust shall promptly notify J.P. Morgan if it does not believe that any relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection constitutes its agreement that it has determined the Security Procedure to be commercially reasonable.

(c)

The Trust and its Authorized Persons are solely responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Trust or its relevant Authorized Person reasonably suspects that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed, known in a manner inconsistent with its purposes or compromised, (ii) the Trust’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Trust or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or products of J.P. Morgan or any third party messaging platform through which the Instructions are transmitted, the Trust shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan.

7.3	Instructions Contrary to Law/Market Practice/Fund Documents.

J.P. Morgan need not act upon Instructions that it reasonably believes are contrary to Applicable Law, the Governing Documents, the Offering Documents or market practice and will not be responsible for any Liabilities resulting from not acting upon such Instruction. Unless barred by applicable law or regulation, J.P. Morgan will notify Customer as soon as reasonably practicable if it does not act upon an Instruction. Notwithstanding the foregoing, J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law, the Governing Documents, the Offering Documents or market practice. In the event that J.P. Morgan does not act upon such Instructions, J.P. Morgan will promptly notify the Trust where reasonably practicable.

8.	LIMITATIONS OF LIABILITY AND INDEMNIFICATION.

8.1	Standard of Care; Liability

(a)

J.P. Morgan shall use reasonable care in performing its duties under this Agreement. J.P. Morgan shall not be in violation of this Agreement with respect to any matter as to which it has satisfied its duty of reasonable care.

(b)

Subject to Section 8.2, J.P. Morgan will only be liable for the Trust’s direct Liabilities to the extent they result from J.P. Morgan’s fraud, negligence, or willful misconduct in performing its duties as set out in this Agreement (including the selection, appointment or use by J.P. Morgan of any Information Provider).

(c)

The Trust will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided that the J.P. Morgan Indemnitee has not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

8.2	Limitations of J.P. Morgan’s Liability

(a)

Under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect); (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to J.P. Morgan’s performance or non-performance under this Agreement, or J.P. Morgan’s role as a service provider to the Trust; (iii) any Liabilities suffered by any person as a result of the failure of any of the Dependencies (defined below) to be met; (iv) any Liabilities arising as a consequence of the Trust using, or providing to any other person to use, any Report or information in or derived from or based on any Report, to make decisions (including

ETF Agency Services Agreement – August 2021

Investment Decisions) in respect of the Trust; or (v) any Liabilities suffered by any person relating to any decisions made by J.P. Morgan in complying with AML/Sanctions Requirements.

(b)

Notwithstanding any provision herein that may be to the contrary, the maximum aggregate liability of J.P. Morgan and J.P. Morgan Indemnitees in respect of any and all claims of any kind arising out of, in connection with or relating to this Agreement or the provision of the Services, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, in respect of any calendar year, shall not exceed an aggregate amount equal to the total annual amount of fees paid for the Services under this Agreement; provided that, under no circumstances will J.P. Morgan’s aggregate liability under this Agreement for the term of this Agreement (including any extensions thereof) exceed an amount equal to three (3) times the total annual amount of fees paid for the Services under this Agreement.

(c)

The Trust agrees that J.P. Morgan’s ability to provide the Services and comply with the terms of this Agreement is dependent upon the performance of actions or obligations by the Trust or the Investment Adviser, or by any person (other than J.P. Morgan) (the “Dependencies”). In any period during which the Dependencies are not met, the parties will cooperate to ensure that such period is kept as short as reasonably possible and J.P. Morgan will use commercially reasonable efforts to provide the Services, provided that J.P. Morgan shall not be obliged to incur additional costs to do so. The Dependencies are as follows:

(i)	the Trust or the Investment Adviser performing any responsibility set forth in any service-level document or any other documents agreed between the parties from time to time;

(ii)

the Trust, the Investment Adviser, Authorized Participant, and other service providers of the Trust or the Investment Adviser whose cooperation is reasonably required in order for J.P. Morgan to provide the Services, providing such cooperation, information, documentation, data, notice and Instructions to J.P. Morgan promptly, accurately, adequately and completely and in accordance with any agreed formats or timelines to allow J.P. Morgan to provide the Services;

(iii)

any information provided to J.P. Morgan by or on behalf of the Trust or the Investment Adviser or the Authorized Participant, or which was prepared or maintained by the Trust or Investment Adviser or Authorized Participant, or any third party (other than a sub-contractor of J.P. Morgan) on their behalf, being authorized, accurate and complete;

(iv)

the continuation in force of all agreements between the Trust or the Investment Adviser and Authorized Participant, as applicable, and any third party provider, upon which J.P. Morgan relies in providing the Services and which are not being provided by a J.P. Morgan Affiliate;

(v)	any warranty, representation, covenant or undertaking made by the Trust under this Agreement being and remaining true and correct at all times;

(vi)

communications systems in respect of activities which interface with the Services being and remaining fully operational (whether such systems are operated by the Trust, the Investment Adviser, Authorized Participant or a third party (as instructed by the Trust or the Investment Adviser));markets on which the Trust’s securities or derivatives are traded are operating normally, and no cessation or suspension of trading of any securities or derivatives held by the Trust on any market;

(vii)	any information provided to J.P. Morgan by any Information Provider being accurate and complete; and

(viii)	any data that is transitioned to J.P. Morgan prior to the time it begins to provide the Services being accurate and complete.

(d)

Without limiting subsections (a), (b), or (c) of this Section 8.2, each Fund will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities arising out of or attributable to:

(i)	non-compliance by an Authorized Participant with the terms of the applicable Authorized Participant Agreement or the Authorized Participant handbook;

ETF Agency Services Agreement – August 2021

(ii)

actions or omissions by the Trust, an Authorized Participant or any person authorized to act on either of their behalves that violate any term or condition of use of J.P. Morgan’s electronic networks, systems, or platforms; and

(iii)

any claim, demand or cause of action, whether groundless or otherwise, that the ETF Shares or any of the services provided herein for the Trust infringes on, violates or misappropriates any patent, copyright, trademark, trade secret or any other proprietary right.

9.	INTELLECTUAL PROPERTY RIGHTS.

The Intellectual Property Rights in and to any and all of J.P. Morgan’s methodologies, processes, working documents, know- how and techniques of any kind developed, created or used in connection with this Agreement are owned by J.P. Morgan.

10.	TERM AND TERMINATION.

10.1.	Term and Termination

The initial term of this Agreement shall be for a period of five (5) years following the date on which J.P. Morgan commenced providing services under this Agreement. Following the initial term, this Agreement shall be in effect until a valid termination notice is given by the Trust or J.P. Morgan upon at least one hundred and eighty (180) days’ prior notice. The terminating party in its notice to the other party shall specify the date of termination. Upon termination of this Agreement, the Trust shall pay to J.P. Morgan such compensation and any reasonable out-of-pocket or other reimbursable expenses which may become due or payable under the terms of this Agreement as of the date of termination or after the date that the provision of services ceases, whichever is later. In addition, upon termination of this Agreement, J.P. Morgan shall, upon request of the Trust, provide reasonable assistance to the Trust in transferring data files and customer information to a successor provider of the services under this Agreement.

10.2.	Other Grounds for Termination

(a)	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)

the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within ninety (90) days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach;

(ii)

the other (A) admits in writing its inability or is generally unable to pay its debts as they become due; (B) institutes, consents to or is otherwise subject to the institution of any proceeding under title 11 of the United States Code, as in effect from time to time, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, composition with creditors, wind-down, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors, generally; (C) is subject to an involuntary order for the transfer of all or part of its business by a statutory authority; (D) has any of its issued shares suspended from trading on any exchange on which they are listed (if applicable), or (E) is the subject of a measure similar to any of the foregoing; or

(iii)	the relevant federal or state authority withdrawing its authorization of either party.

(b)

In the event of the termination of the Custody Agreement between J.P. Morgan and the Trust, J.P. Morgan may terminate this Agreement in whole or in part and cease to provide the Services simultaneously with the transition of the assets of the Trust to a successor custodian.

11. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

ETF Agency Services Agreement – August 2021

If to the Trust:
Patrick Townzen DoubleLine ETF Trust 2002 North Tampa Street Tampa, FL 33602 Attention: Telephone: Fax:

If to J.P. Morgan in its capacity as Transfer Agent, Index Receipt Agent, or Order Taker to:

JPMorgan Chase Bank

70 Fargo St., Floor 08

Boston, MA 02210

Attention: Adam King, Securities Services

Telephone: 617-223-9187

If to J.P. Morgan in its capacity as Custodian, as provided for in the Custody Agreement.

12.	SEVERABILITY; WAIVER; AND SURVIVAL.

(a)

If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)

Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

13.

FORCE MAJEURE. J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will not be liable, however, for any Liabilities of any nature that the Trust or any third party may suffer or incur, caused by an act of God, fire, flood, epidemics, earthquakes or other disasters, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), nationalization, expropriation, legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), cyber-attack or malfunction of equipment or software (except where such disruption from cyber-attack or malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), currency re-denominations, currency restrictions, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, power failures or any other cause beyond the reasonable control of J.P. Morgan (including without limitation the unavailability of appropriate foreign exchange).

14.

AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

15.

ASSIGNMENT; DELEGATION. This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned. Nevertheless, the foregoing restriction on transfer shall not apply to any assignment or transfer by J.P.

ETF Agency Services Agreement – August 2021

Morgan to any J.P. Morgan Affiliate or in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s agency services business. Furthermore, and notwithstanding anything to the contrary in this Agreement, in the event J.P. Morgan becomes subject to a resolution proceeding under the Federal Deposit Insurance Act (12 U.S.C. 1811–1835a) or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. 5381– 5394) and regulations promulgated under those statutes (each, a “U.S. Special Resolution Regime”) the transfer of this Agreement (and any interest and obligation in or under, and any property securing, the Agreement) from J.P. Morgan will be effective to the extent effective under the U.S. Special Resolution Regime.

16.

GOVERNING LAW AND JURISDICTION. This Agreement shall be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws. The United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County shall have sole and exclusive jurisdiction. Either of these courts shall have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of either of the courts specified and to accept service of process to vest personal jurisdiction over them in such courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust shall not claim, and it hereby irrevocably waives, such immunity.

17.

USE OF J.P. MORGAN’S NAME. The Trust shall not use J.P. Morgan’s name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of J.P. Morgan hereunder, in a manner not approved by J.P. Morgan in writing prior to such use; provided, however, that J.P. Morgan shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

18.	CONFIDENTIALITY.

(a)

Subject to Section 18(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s or Funds business, or with the consent of the Trust.

(b)	The Trust authorizes J.P. Morgan to disclose Confidential Information to:

(i)

any service provider and/or vendor to the Funds that J.P. Morgan believes is reasonably required by such person in connection with J.P. Morgan’s provision of the relevant Services under this Agreement;

(ii)	its professional advisers, auditors or public accountants;

(iii)	its branches and Affiliates; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax claim.

19.	CHANGE PROCEDURES

(a)

If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services) (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. A Change Request, and any related changes to the fees, also may be submitted to document a Change that was previously agreed to or performed by J.P. Morgan.

(b)	Promptly following the receipt of a Change Request, the parties shall agree whether to implement the Change

ETF Agency Services Agreement – August 2021

Request, whether implementation of the Change Request should result in a modification of the fees contemplated by Section 6 of this Agreement, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

(c)

If a change to Applicable Law requires a Change, the parties shall follow the processes set forth in this Section to initiate a Change Request. If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, the parties agree to negotiate in good faith a reasonable increase in fees commenserate with the change in costs or risks associated with providing the services due to the change in Applicable Law. . J.P. Morgan shall bear its own costs with respect to implementing a Change Request based upon a change to Applicable Law, except that:

i.	The parties agree to negotiate in good faith acharge to the Trust for any changes to software that has been developed or customized for the Trust; and

ii.

The parties agree to negotiate in good faith a charge to the Trust for any changes required as a result of the change in Applicable Law affecting the Trust in a materially different way than it affects J.P. Morgan’s other customers, or which the Trust wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

20.	U.S. REGULATORY DISCLOSURE; CERTAIN INFORMATION OF THE TRUST

(a)

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Trust acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Trust’s or Fund’s identity, including, without limitation, the name, address and organizational documents of such entity (“Identifying Information”). The Trust agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by J.P. Morgan.

(b)

The Trust hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, financial assets, or other assets. The Trust shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements. In addition, the Trust agrees that J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements, and that J.P. Morgan shall not be responsible for any Liabilities resulting from or relating to such deferral.

21.	COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be an original and together shall constitute one and the same agreement.

22.	INTERPRETATION

(i)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.

(ii)	Unless otherwise expressly stated to the contrary herein, references to Sections are to Sections of this Agreement and references to paragraphs are to paragraphs of the Sections in which they appear.

(iii)

Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa) use of the term “including” shall be deemed to mean “including but not limited to” and references to appendices and numbered sections shall be to such addenda and provisions herein.

ETF Agency Services Agreement – August 2021

(iv)

Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time to time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

23.

ENTIRE AGREEMENT AND AMENDMENTS. This Agreement, including the Schedules and Exhibits, and also including the Custody Agreement to the extent custody services are provided in conjunction with Index Receipt Agent services for ETF Shares, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the services provided herein for ETF Shares, whether oral or written. The parties may enter into a non-binding service level document on terms agreed by the parties and may vary any service level document by agreement at any time. The service level document will not form part of this Agreement. Amendments shall be in writing and signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

DOUBLELINE ETF TRUST, solely with respect to its series listed on Exhibit A hereto	JPMORGAN CHASE BANK, N. A.

By:	By:

Name: Ronald Redell	Name: Adam King
Title: President	Title: Executive Director
Date: 01/24/2022	Date: January 25, 2022

ETF Agency Services Agreement – August 2021

AGENCY SERVICES AGREEMENT

SCHEDULE A

TRANSFER AGENCY SERVICES FOR ETF SERIES

Following are the transfer agent services that shall be provided by J.P. Morgan for the Trust in its capacity as Transfer Agent for each ETF Series.

A.	Creation and Redemption of ETF Shares of each ETF Series.

1.        Pursuant to such creation orders that Index Receipt Agent shall receive from Order Taker, Transfer Agent shall register the appropriate number of book entry only ETF Shares in the name of DTC or its nominee as the sole shareholder (the “Shareholder”) for each ETF Series and deliver the shares of the applicable ETF Series in Creation Units on the business day next following the trade date (T+1) to the DTC Participant Account of the Custodian for settlement. It is understood and agreed that J.P. Morgan, in its capacity as Transfer Agent, Index Receipt Agent or Custodian, shall not be responsible for determining whether any order, if accepted, shall result in the depositor of the Creation Deposit owning or appearing to own eighty percent (80%) or more of the outstanding ETF Shares of such ETF Series.

2.        Pursuant to such redemption orders that Index Receipt Agent shall receive from Order Taker, Transfer Agent shall redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable ETF Series.

3.        Transfer Agent shall issue ETF Shares of the applicable ETF Series in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Transfer Agent. In issuing ETF Shares of the applicable ETF Series through DTC to a purchaser, Transfer Agent shall be entitled to rely upon the latest Instructions that are received from Order Taker (as set forth in Schedule B, Section A. Subsection 3(b) of this Agreement) concerning the creation and delivery of such shares for settlement.

4.        Transfer Agent shall not create any ETF Shares for a particular ETF Series where it has received an Instruction from the Trust or written notification from any federal or state authority that the sale of the ETF Shares of such ETF Series has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such Instructions or written notification.

5.        Upon the creation of ETF Shares of any ETF Series as provided herein, Transfer Agent shall not be responsible for the payment of any taxes, if any, required to be paid by the Trust in connection with such creation.

6.        ETF Shares of any ETF Series may be redeemed in accordance with the procedures set forth in the Prospectus and in the Authorized Participant Agreement and J.P. Morgan shall duly process all redemption requests.

B.	Payment of Dividends and Distributions on ETF Shares of each ETF Series.

1.        Transfer Agent shall prepare and make payments for dividends and distributions declared by the Trust on behalf of the ETF Series.

2.        The Trust or its designated agent shall promptly notify both the Custodian and the Transfer Agent of the declaration of any dividend or distribution in respect of each ETF Series. The Trust shall instruct the Transfer Agent in the form of a statement signed by an Authorized Person: (i) indicating that dividends have been declared on a specific periodic basis and Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which the Shareholder shall be entitled to payment, the total amount payable to the Shareholder and the total amount payable to Transfer Agent on the payment date; or (ii) setting forth the date

ETF Agency Services Agreement – August 2021

of the, the record date as of which the Shareholder is entitled to payment, and the amount declaration of any dividend or distribution by ETF Series, the date of payment thereof payable per share to the Shareholder as of that date and the total amount payable to Transfer Agent on the payment date. The Trust’s Board of Trustees shall approve the Authorized Persons to provide such information to Transfer Agent.

3.        Upon its receipt from the Trust of the information set forth in Subsection 2 immediately above, the Trust shall instruct the Fund Administrator, based upon the amount of ETF Shares outstanding on its books and records, to calculate the total dollar amount of the dividend or distribution on each ETF Series and to notify the Trust of this amount. The Trust shall verify this total dollar amount as calculated by the Fund Administrator. Provided the Trust is in agreement with the Fund Administrator, the Trust shall issue and Instruction to the Custodian to place in a dividend disbursing account maintained by the Transfer Agent funds equal to the total cash amount of the dividend or distribution to be paid out in respect of each ETF Series. Should Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to the Transfer Agent, Custodian shall advise the Trust and the Trust shall either adjust the rate of the dividend or distribution or provide additional cash to Custodian for credit to the dividend disbursing account maintained by Transfer Agent. The Transfer Agent shall credit such dividend or distribution to the account of the Shareholder.

4.        Should Transfer Agent not receive from Custodian sufficient cash to make payment as provided in the immediately preceding Subsection, Transfer Agent or Custodian shall notify the Trust, and Transfer Agent shall withhold payment to the Shareholder until sufficient cash is provided to Transfer Agent and Transfer Agent shall not be liable for any claim arising out of such withholding.

C.	Recordkeeping.

1.        J.P. Morgan shall create and maintain such records in accordance with laws, rules and regulations applicable to J.P. Morgan as a registered transfer agent. All records shall be available for inspection and use by the Trust. J.P. Morgan shall maintain such records for at least six years or for such other period as J.P. Morgan and the Trust may mutually agree.

2.        Upon reasonable notice by the Trust, J.P. Morgan shall make available during regular business hours all records and other data created and maintained by J.P. Morgan as Transfer Agent for reasonable audit and inspection by the Trust, or any person retained by the Trust.

D.	Establish Procedures.

Procedures applicable to the transfer agent services to be performed hereunder may be established from time to time by agreement between the Trust and Transfer Agent. Transfer Agent shall have the right to utilize any shareholder accounting and record-keeping systems that, in its opinion, enables it to perform any services to be performed hereunder.

ETF Agency Services Agreement – August 2021

AGENCY SERVICES AGREEMENT

SCHEDULE B

INDEX RECEIPT AGENT SERVICES

AND RELATED CUSTODY SERVICES FOR ETF SERIES

Following are the Index Receipt Agent services that shall be provided by J.P. Morgan for the Trust in respect of each Fund and their respective ETF Series. J.P. Morgan shall perform these services as Index Receipt Agent in conjunction with the custody services that are currently provided by J.P. Morgan, as Custodian, to each Fund under the terms of the Custody Agreement. J.P. Morgan shall be entitled to all the protective provisions in the Custody Agreement in respect of its duties and its performance as Index Receipt Agent and Custodian for the settlement of creations and redemptions of Creation Units of each ETF Series. If there are any inconsistencies between the terms of the Custody Agreement and the terms herein with respect to processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series, the terms herein shall govern.

A.	Index Receipt Agent Services.

1.        Index Receipt Agent, with the assistance of the Trust, shall make application to NSCC to be the Index Receipt Agent on behalf of the Trust and each ETF Series for the processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series and Creation Deposits through the facilities of NSCC and DTC. The Trust, on behalf of each ETF Series, understands and agrees to be bound by all the rules and procedures of NSCC and DTC, as though it were the member or participant of such clearing and settlement systems.

2.        The Distributor, on behalf of the Trust, shall enter into an Authorized Participant Agreement with each Authorized Participant, which J.P. Morgan in its capacity as Index Receipt Agent shall acknowledge.

3.        Index Receipt Agent will set up the each ETF Series for processing, clearing and settlement within the Clearing Process or Outside of the Clearing Process. This set up is not subject to change on an ad hoc basis.

4.        In connection with the procedures that may be established from time to time between Index Receipt Agent and the Trust on behalf of each ETF Series for the processing, clearance and settlement of the creation and redemption of Creation Units through the Clearing Process, Index Receipt Agent shall:

(a)

receive daily from the Investment Adviser or from J.P. Morgan as basket creation agent pursuant to Appendix B - Schedule 1, a computer generated file that is in form and substance acceptable to NSCC containing a list of the Deposit Securities or Redemption Securities for each ETF Series (including both standard and customized baskets) and transmit the file as received by Index Receipt Agent to NSCC. Each such file received by Index Receipt Agent shall contain the CUSIP number of the particular ETF Series. Prior to Index Receipt Agent’s delivery to NSCC of these computer generated files, Bank shall remove from them their identifying CUSIP numbers and post these orders to J.P. Morgan’s custody system for settlement to the Bank’s designated participant account at DTC;

(b)	receive from Order Taker daily, a computer generated file that is in form and substance acceptable to NSCC containing the Balancing Amount and the Transaction Fee for each ETF Series;

(c)	transmit both of these files (a) and (b) as received to the NSCC;

(d)	at the appropriate times, cause to be paid to Authorized Participants Balancing Amounts on the creation or redemption of Creation Units, as instructed by Order Taker on behalf of each ETF Series.

(e)	receive back from NSCC the file of creation orders and/or redemption enhanced with NSCC generated prices for the Deposit Securities contained in the file and deliver the enhanced file to

ETF Agency Services Agreement – August 2021

Custodian for settlement; and, (i) pursuant to any such creation order, instruct the Transfer Agent to issue the appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian’s DTC Participant Account and (ii) pursuant to any such redemption order, instruct the Transfer Agent to redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units and reduce the account of the Shareholder accordingly.

5.    The Trust understands and agrees that all risk associated with the processing, clearance and settlement of the creation and redemption of ETF Shares, Deposit Securities and Redemption Securities and cash through the Clearing Process shall be that of the Trust and each ETF Series regardless of whether in effecting such creations and redemptions Index Receipt Agent, as a member of NSCC, is acting as principal or as agent, in respect hereof, the Trust and each Series, shall be bound by all the rules and procedures of NSCC and DTC as though it were the member or participant of such clearing and settlement systems.

B.	Outside the Clearing Process.

1.	The following transactions shall be handled Outside the Clearing Process:

(a)	any purchase or redemption of ETF Shares that the Trust, its Distributor or another authorized agent shall instruct Index Receipt Agent to settle Outside the Clearing Process; and

(b)

any security that is part of a Creation Deposit or redemption of Creation Units and that according to NSCC rules is deemed to be ineligible for the Clearing Process, including securities that are not eligible to be settled through DTC.

2.	Transactions handled Outside the Clearing Process will be processed via proprietary ETF servicing modules.

3.    Transactions Outside the Clearing Process shall be effected by Index Receipt Agent on a delivery versus payment and receive versus payment basis, and for DTC eligible securities, through DTC and in compliance with such terms and rules under which the DTC customarily operates. The Trust or the ETF Series shall provide to Index Receipt Agent the information and terms that are necessary to settle each transaction, including the cash value of each security settlement, unless the Trust’s or the ETF Series’s Instruction is that delivery is to be made free of payment; provided, however, that any security that is not DTC eligible shall be settled consistent with standard market practice. US domestic fixed-income securities that are not eligible for settlement through the DTC will be settled free of payment through the U.S. Federal Reserve Bank or similar U.S. clearing structure. Foreign equity securities and fixed income securities will be settled locally free of payment. All transactions handled Outside the Clearing Process that are not settled through DTC shall be effected by J.P. Morgan pursuant to the terms of the Custody Agreement.

4.    The Trust recognizes that (i) fails (including partial fails) to receive one or more of the Deposit Securities needed to settle the creation of a Creation Unit or (ii) fails to receive the ETF Shares on the redemption of a Creation Unit may occur with respect to transactions settled Outside the Clearing Process.

5.    If an Authorized Participant has submitted a creation order for an ETF Series Outside the Clearing Process, but is unable to transfer all or part of the Deposit Securities to Index Receipt Agent at or prior to the required time, Order Taker will nonetheless accept the creation order if it is otherwise acceptable in form and substance, and the Trust shall rely on an undertaking by such Authorized Participant to deliver the missing Deposit Securities as soon as possible, which undertaking shall be secured by such Authorized Participant’s delivery and maintenance of collateral having a percentage value of the market value of the missing Deposit Securities specified by the Trust (the “Creation Required Cash Collateral”).

6.    Beginning on the trade date, Index Receipt Agent will compare (i) the Deposit Securities received from the Authorized Participant to (ii) the Deposit Securities required to create the Creation Unit. If the Index Receipt Agent has failed to receive any of the required Deposit Securities, on the trade date and on each subsequent business day, Index Receipt Agent shall calculate and notify the Authorized Participant of the amount of the Creation Required Cash Collateral using (i) prices and foreign exchange rates as furnished to Index Receipt Agent by the Fund Administrator or a third-party on behalf of the Trust and (ii) the collateral valuation percentage specified by the Trust pursuant to

Section B.5 of this Schedule B. Any Creation Required Cash Collateral shall be in the form of US dollars and will be held by Index Receipt Agent subject to the terms of the Custody Agreement.

7.    The Trust acknowledges and agrees that Index Receipt Agent’s calculation of the Creation Required Cash Collateral will be based solely on the information it receives pursuant to pursuant to Section B.5 of this Schedule B and will not reflect any adjustment for purchase interest on debt securities or any other such adjustments.

8.    If Index Receipt Agent has received from the Authorized Participant the Creation Deposit and Creation Required Cash Collateral (if any) required to settle a creation order, the Index Receipt Agent will instruct the Transfer Agent to create the appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian’s DTC Participant Account for transfer to the Authorized Participant.

9.    If the Index Receipt Agent holds cash received from an Authorized Participant in connection with a creation order in excess of the amount of Creation Required Cash Collateral, Index Receipt Agent is authorized to return such collateral to the Authorized Participant once it exceeds a minimum threshold specified by Index Receipt Agent. Moreover, Index Receipt Agent is authorized to accept from any Authorized Participant, both prior to and after the settlement date of each order, Deposit Securities in exchange for an off-setting amount of Creation Required Cash Collateral previously received in connection with such order.

10.    If Index Receipt Agent has not received from the Authorized Participant the Creation Deposit and Creation Required Cash Collateral (if any) required to settle a creation order, Index Receipt Agent shall have no obligation to settle, and no liability for failing to settle, such creation order. Moreover, Index Receipt Agent shall have no obligation to settle, and shall have no liability for refusing to settle, any creation order received from an Authorized Participant if the Authorized Participant has not provided the Creation Deposit and Creation Required Cash Collateral (if any) required to settle every creation order with the same settlement date for every ETF Series of the Trust subject to this Schedule B.

11.    In the event an Authorized Participant has submitted a redemption request in proper form for a Creation Unit but is unable to transfer all of the ETF Shares required to redeem the Creation Unit, the Index Receipt Agent will nonetheless accept and effect the redemption request in reliance on the undertaking by the Authorized Participant to deliver the missing ETF Shares as soon as possible, which such undertaking shall be secured by the Authorized Participant’s delivery and maintenance of collateral having a specified percentage value of the value of the missing ETF Shares (“Redeem Required Cash Collateral”).

12.    Where all of the Redemption Securities are US domestic securities, beginning on settlement date, Index Receipt Agent will compare (i) the ETF Shares received from the Authorized Participant to (ii) the ETF Shares required to redeem each Creation Unit. If the Index Receipt Agent has failed to receive any of the required ETF Shares, on the settlement date and on each subsequent business day, Index Receipt Agent shall calculate and notify the Authorized Participant of the amount of the Redeem Required Cash Collateral using (i) prices and foreign exchange rates as furnished to Index Receipt Agent by the Fund Administrator or a third-party on behalf of the Trust and (ii) the collateral valuation percentage specified by the Trust pursuant to Section B.5 of this Schedule B. Any Redeem Required Cash Collateral shall be in the form of US dollars and will be held by Index Receipt Agent subject to the terms of the Custody Agreement. The Trust authorizes Index Recepit Agent to permit the Authorized Participant at any time to exchange the ETF shares required to redeem the Creation Unit in exchange for an equivalent amount of the Redeem Required Cash Collateral.

13.    Where any of the Redemption Securities are not US domestic securities, the Index Receipt Agent shall request from the Authorized Participant on the business day after the trade date of the redemption transaction either (i) the Redeem Required Cash Collateral or (ii) the ETF Shares required to redeem each Creation Unit. The Index Receipt Agent will return the Redeem Required Cash Collateral on the redemption transaction settlement date following receipt of (i) the ETF Shares required to redeem each Creation Unit or (ii) the Redeem Required Cash Collateral.

C.	Settlement of Cash Component.

Any Cash Component to a particular transaction shall be handled over the funds transfer wire (Fedwire) or as part of Index Receipt Agent’s overall daily net cash settlement at DTC.

D.	Creation Deposits through the Clearing Process: Allocation of Fails; Posting of Accounts.

1.    The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the securities in a basket of Deposit Securities settled through the Clearing Process. The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, Index Receipt Agent shall book to a single control account maintained for all funds for which Index Receipt Agent provides Index Receipt Agent services (the “Control Account”), the quantity of the security that it failed to receive (each such fail a “short receive position”) and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to market daily) pending settlement. Index Receipt Agent shall not post to any ETF Series account any cash that it receives from NSCC on a short receive position pending settlement.

2.    Index Receipt Agent shall make available to the Trust a daily listing of all short receive positions that are in the Control Account and that relate to any ETF Series. Index Receipt Agent will allocate daily, on a pro-rata or other basis deemed by it to be fair and equitable, short receive positions in the same security that is common to the securities accounts of such ETF Series and to the securities accounts of such other funds for which Index Receipt Agent is acting as Index Receipt Agent. The Trust agrees that any such allocation shall be conclusive on the Trust and the affected ETF Series. When the Deposit Securities that are subject of the short receive positions are received by Index Receipt Agent, they will be credited by Index Receipt Agent on a FIFO basis to the custody accounts of the applicable funds. Index Receipt Agent shall not process a securities transaction in a security having a short receive position in the Control Account to the extent the Trust does not have a sufficient quantity of that security in its ETF Series accounts with Index Receipt Agent to settle the transaction. Custodian shall post Deposit Securities to the applicable ETF Series custody accounts on a contractual settlement basis pursuant to the terms of the Custody Agreement.

3.    Should a short receive position in a security remain in the Control Account for two (2) or more NSCC business days, Index Receipt Agent may elect to exercise NSCC’s buy-in rules with respect to that short position. If an ETF Series needs to sell a short security in its account, the Trust may request that Index Receipt Agent exercise a buy-in of the short security under applicable NSCC rules.

E.	Redemptions through the Clearing Process: Delivery Fails; Posting of Cash.

1.    The Trust recognizes that on the redemption of Creation Units of an ETF Series through the Clearing Process Index Receipt Agent, on behalf of the applicable ETF Series, is obligated to deliver to NSCC on the settlement date the required type and amount of Redemption Securities to redeem the Creation Units of the applicable ETF Series. It shall be the responsibility of the Trust and each ETF Series to maintain in the custody account the required type and amount of Redemption Securities for the redemption of Creation Units of each ETF Series. Should the custody account of an ETF Series for any reason (for example, through the Trust’s participation in a securities lending program on behalf of the ETF Series) have a short position in respect of any of the securities comprising the basket of Redemption Securities (a “short delivery position”) with the result that, on settlement date, Index Receipt Agent is unable to deliver a sufficient quantity of the Redemption Securities to NSCC, the Trust acknowledges that Index Receipt Agent shall be obligated under NSCC’s rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. Index Receipt Agent shall be entitled to charge to the account of the applicable ETF Series the amount of cash needed to cover the short delivery position. In the event that Index Receipt Agent advances its own funds to cover an ETF Series short delivery position, Index Receipt Agent, in its discretion, may charge the applicable ETF Series interest on the amount of the advance at the rate that Index Receipt Agent charges for advances of a similar nature to similar customers of Index Receipt Agent, unless Index Receipt Agent and the Trust have mutually agreed in writing upon another rate.

2.    In the event of a short delivery position at NSCC for an ETF Series, Index Receipt Agent may, in its discretion, elect to advanced its own funds to cover such shortfall. If Index Receipt Agent elects to make such an advance, the advance will be deemed a loan to the Trust, payable either on demand or automatically upon the occurrence of any event with respect to the Trust that is specified in either section 9.2(a)(ii) of this Agreement or section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time. Any such advance will bear interest at the applicable rate charged by Index Receipt Agent from time to time for such advances, from the date of such advance to the date of payment (including after the date any judgment may be entered against the Trust with respect to any advance) and otherwise on the terms on which Index Receipt Agent makes similar advances available from time to time. No prior action or course of dealing on Index Receipt Agent’s part with respect to the settlement of transactions on the Trust’s behalf will be asserted by the Trust against Index Receipt Agent for Index Receipt Agent’s refusal to make advances. The Trust acknowledges that any advance made under this Agreement is intended to be treated as a

“securities contract” for purposes of the U.S. Bankruptcy Code to the maximum extent permitted by that Code, as amended from time to time. Index Receipt Agent shall have, to the extent of the amount of the advance, a security interest in the securities that remain in the ETF Series custody account and Index Receipt Agent shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. Nothing herein or in the Custody Agreement shall be construed to mandate that Index Receipt Agent, acting as Index Receipt Agent for the Trust and each ETF Series, effect redemptions of Creation Units where Index Receipt Agent, acting in good faith, believes that it may not be repaid an advance by the Trust or the ETF Series or otherwise not receive from the ETF Series delivery of the Redemption Securities that are the subject of a short delivery position.

F.	Establish Procedures.

The Trust and Index Receipt Agent, from time to time, may establish written procedures for the processing and settlement and related activities effected for ETF Shares of each ETF Series through the Clearing Process and Outside the Clearing Process.

Schedule B - Appendix 1 - ETF Basket Creation Services

In connection with the Index Receipt Agent Services set forth in Schedule B, J.P. Morgan shall provide the following basket creation services:

(i)	Calculation of the “ETF Basket,” which reflects the components and quantities of the securities comprising each ETF.

a)

With respect to passive ETFs, the ETF Basket will be comprised of securities with weights mirroring the index the ETF tracks and J.P. Morgan’s ability to calculate the ETF Basket is subject to its receipt of the index composition file from a third party index agent, currently Solactive.

b)

With respect to active ETFs, the ETF Basket is comprised of a pro rata slice of the ETF’s holdings equivalent to one Creation Unit. J.P. Morgan’s ability to create the ETF Basket File is dependent upon its receipt from Customer of a file reflecting the ETFs holdings (IBOR file).

c)	Alternative calculation methodologies may be utilized if mutually agreed by the parties.

(ii)	Transmission of a computer file in a form acceptable to NSCC containing each ETF Basket.

For the avoidance of doubt, J.P. Morgan shall not be liable, directly or indirectly, for any losses suffered by a third party, including any Authorized Participant, in connection with the services provided under this Schedule B - Appendix 1.

SCHEDULE C

ORDER TAKING SERVICES

Order Taker shall perform the below order taking services for the Trust in respect of each Fund and their respective ETF Series in its capacity as the order taker.

A.	Order Taking Process.

1.        Order Taker will receive creation or redemption orders from the Authorized Participants in accordance with the Prospectus and any procedures established in the applicable Authorized Participant handbook (“AP Handbook”). In the event of any conflict between the Prospectus and any procedures established in the AP Handbook, the Prospectus shall prevail; provided, however, that this paragraph A.1 shall not apply to any updates to a Prospectus impacting Order Taker’s obligations under this Agreement unless Order Taker and the Trust have mutually agreed to modify the Services to accommodate such change in accordance with the Change Procedures set forth in Section 19 of this Agreement.

2.        The Trust agrees that all obligations of the Authorized Participants set forth in this Schedule C shall be included in the applicable AP Handbook.

3.        Order Taker will receive from the Authorized Participant orders via an electronic order-taking platform (“Order Taking Platform”) or by phone. All phone orders must be promptly followed by a fax communication from the Authorized Participant for verification before the order is considered effective. When placing orders by phone or through the Order Taking Platform, the Authorized Participant and each individual authorized by the Authorized Participant to instruct orders on its behalf (“Authorized Participant User”), will be required to provide the appropriate identifiers and/or security devices or procedures relating to use of Order Taker’s electronic network, systems or platforms, which may include the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities.

4.        Each Authorized Participant User must agree to comply with the terms and conditions governing access to and use of Order Taker’s electronic network, systems, or platforms (“Terms and Conditions”). Upon receipt of an Authorized Participant User’s agreement to abide by the Terms and Conditions, Order Taker will work with the Authorized Participant to complete any other necessary documentation and steps to allow the Authorized Participant User to use the Order Taking Platform.

5.        Notwithstanding anything to the contrary herein, the Trust acknowledges that technological irregularities, periods of heavy market activity or other circumstances may prevent Authorized Participant Users from being able to timely or successfully use the Order Taking Platform or Order Taker’s other order-taking processes. Order Taker will use commercially reasonable efforts to correct or replace any of the unavailable processes, and the Trust and the Authorized Participant shall cooperate with Order Taker to allow it to resume providing the order taking services set forth in this Schedule C.

B.	Post-Order Process.

1.        Order Taker will receive orders from Authorized Participants during each business day up until the relevant cutoff hours that have been provided to Order Taker in writing by the Trust, which cutoff hours must be acceptable to Order Taker and consistent with Order Taker’s operating procedures (the “Cut-Off Time”). Any changes to the Cut- Off Time must be acceptable to Order Taker and must be provided by the Trust to Order Taker in writing. An acceptable change to the Cut-off Time will become effective after Order Taker has had a reasonable opportunity to adjust therefor. Order Taker will notify the Trust of any orders received in a reasonably prompt manner. After the Cut- Off Time, Order Taker will provide the Trust and or its designated agent with a consolidated report detailing all orders received during that business day. In the event Order Taker receives an order that does not include all the information required for Order Taker to process the order, or necessitates action by the Trust prior to its acceptance (as determined in Order Taker’s reasonable discretion, in each instance), Order Taker may consult with the persons authorized by the Trust in connection with the same. The information currently required to be submitted with each order is attached hereto as Exhibit B. The Trust acknowledges that any delays or failure to provide any of the required order information may prevent Order Taker from being able to provide the Services and Order Taker shall have no liability for failing to process an order for which it has not timely received all required order information.

2.        The Trust or its designated agent shall be responsible for instructing Order Taker as to its approval or rejection of each order via the Order Taking Platform or in accordance with the terms of Order Taker’s service level documentation. Order Taker will send preliminary and final confirmations to each Authorized Participant and will generate a consolidated report detailing all confirmations, which shall be sent to relevant parties as instructed by the Trust. Order Taker will maintain copies and provide to the Trust upon request such confirms, which will be retained for a period consistent with Applicable Law and Order Taker’s record keeping policies, procedures and practices.

C.	Orders’ Compilation and Publication.

Each business day, Order Taker will submit to the Index Receipt Agent a computer generated file containing the Balancing Amount and the Transaction Fee for each ETF Series (the “Create/Redeem File”). Order Taker will also transmit the Create/Redeem File to the Custodian to the Trust to set up instructions to deposit, withdraw and/or settle ETF Shares through DTC. The Create/Redeem File will also identify the relevant Authorized Participant to enable the generation of the ETF Share delivery instructions to such Authorized Participant.

D.	Security Procedures.

1.        The Trust agrees that all instructions issued to it by an Authorized Participant User are deemed to be Instructions under this Agreement.

2.        Concurrently with each request by the Authorized Participant for Order Taker to grant an Authorized Participant User access to the Order Taking Platform, and as requested from time to time by Order Taker (but no less frequently than annually), the Authorized Participant shall deliver to Order Taker, a certificate setting forth the names and other details of all Authorized Participant Users. Such certificate may be accepted and relied upon by Order Taker as conclusive evidence of the facts set forth therein.

3.        Upon the termination or revocation of authority of an Authorized Participant User by the Authorized Participant, the Authorized Participant shall give prompt written notice of such fact to Order Taker, together with an updated certificate as described in subsection 2 above, with such notice being effective after Order Taker has received and had reasonable time to act on such notice of revocation.

4.        Any User Codes provided by Order Taker in accordance with this Schedule C shall be kept confidential and may only be used by or provided to Authorized Participant Users (unless required otherwise by Applicable Law). The User Codes may be revoked by the Authorized Participant at any time upon written notice to Order Taker and as provided for in the Terms and Conditions, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to, or used, the User Codes in an unauthorized manner. Upon receipt of such written request, Order Taker shall promptly withdraw, destroy, disable or de-activate the relevant User Codes, as necessary in its discretion.

E.	Establishment of Procedures.

The Trust and Order Taker may, from time to time, establish written procedures for the order taking and related activities effected for ETF Shares of each ETF Series.

Schedule C - Appendix 1 - Assisted Trading Services

In connection with the Order Taking Services set forth in Schedule C, J.P. Morgan shall provide the following assisted trading services. Pursuant to Schedule C, Authorized Participants instruct Orders for ETF creations and redemptions through an Order Taking Platform. When submitting an Order, Authorized Participants may submit a “cash-in-lieu” requests with respect to any component of the Order that the Authorized Participant is restricted from transacting in (a “Restricted Security”). Where an Authorized Participant submits an Order that includes a cash-in-lieu request for a Restricted Security, Order Taker, on behalf of the applicable ETF, will transmit to J.P. Morgan’s equities trading desk a request to purchase the Restricted Security at market on close. The execution, transaction confirmation, and any information related to any Restricted Security order shall be the sole responsibility of J.P. Morgan’s equities desk, shall be subject to any terms and conditions in place between the Customer, ETF or Trust and J.P. Morgan’s equities trading desk, and any requests or inquiries with respect to any Restricted Security order shall be directed to J.P. Morgan’s equities desk. For the avoidance of doubt, Order Taker bears no responsibility or liability for any of the obligations of the J.P. Morgan equities desk with respect to any Restricted Security order.

AGENCY SERVICES AGREEMENT

EXHIBIT A

LIST OF ETF SERIES

1.	DoubleLine Opportunistic Bond ETF

2.	DoubleLine Shiller CAPE® U.S. Equities ETF

3.

4

5.

ETF Agency Services Agreement – August 2021

Exhibit B

J.P. Morgan Exchange-Traded Fund Trust

ETF Order Form

For inquiries, please contact the JPM Order Taking Team at Tel: 800-969-7017 or via email:

ETF_Support_Team@jpmorgan.com

Order ID:	Trade Date:

Order Date:	Settle Date:

Order Time:

Trader Name:

Authorized Participant Entity Name:

Authorized Participant DTC #:

ETF Symbol:

ETF Name:

Order Direction (circle one):                Create                 Redeem

Order Type (circle one):                Cash                 Cash and Securities

Units:	Total Shares:

Cash in Lieu (CUSIPs or SEDOLs only):

Non-standard requests:

Creation Attestation

☑Purchaser represents and warrants that, immediately after giving effect to the purchase of Shares to which this confirmation relates, it will not own or hold eighty percent (80%) or more of the outstanding Shares of the relevant Series of the Trust.

Redemption Attestation

☑The Participant when submitting a Redemption Request is deemed to represent to the Trust that, as of the close of that Business Day, it (or its Participant Client) will own (within the meaning of Rule 200 of Regulation SHO) or has arranged to borrow for delivery to the Trust on or prior to the settlement date of the Redemption Request, the requisite number of Shares of the relevant Fund to be redeemed.

Authorized Participant Signature:

Please fax this form to 617-275-4474